Exhibit 4.9

FORM 51-102F3
Material Change Report

ITEM 1.	NAME AND ADDRESS OF COMPANY

Rusoro Mining Ltd. (the “Issuer”)
2164 – 1055 Dunsmuir Street
Vancouver, British Columbia
V7X 1B1

ITEM 2.	DATE OF MATERIAL CHANGE

June 30, 2008

ITEM 3.	NEWS RELEASE

Issued June 30, 2008 and distributed through the facilities of Marketwire.

ITEM 4.	SUMMARY OF MATERIAL CHANGE

The Issuer announced that it granted of an additional 12,125,000 incentive stock options to various directors, officers, employees and consultants.

ITEM 5.	FULL DESCRIPTION OF MATERIAL CHANGE

The Issuer announced that, further to its press release dated June 27, 2008, it has granted additional incentive options under its Stock Option Plan to directors, officers, employees and consultants for the purchase of 12,125,000 shares in the capital of the Issuer which, together with the grant announced on June 27, 2008, equals a total grant of 16,285,000 incentive options. The options are exercisable on or before June 26, 2018 at the price of $1.31 per share, being the closing price of the Issuer’s shares on the TSX Venture Exchange as of June 27, 2008.

ITEM 6.	RELIANCE ON SUBSECTION 7.1(2) OR (3) OF NATIONAL INSTRUMENT 51-102

Not Applicable.

ITEM 7.	OMITTED INFORMATION

There are no significant facts required to be disclosed herein which have been omitted.

ITEM 8.	EXECUTIVE OFFICER

	Contact:	George Salamis, President
	Telephone:	604.632.4044

ITEM 9.	DATE OF REPORT

July 11, 2008